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                                                                   EXHIBIT 10.10

Re:   Long-Term Incentive Plan (LTIP)
      2005-2007 Performance Cycle

Dear ____:

Congratulations! You have been recommended by our Chief Executive Officer, and approved by the Management Development/Compensation Committee of the Board of Directors ("the Committee"), to participate in the Allied Waste Long-Term Incentive Plan (LTIP) for the 2005-2007 performance cycle.

Enclosed are the following materials that describe the program:

     -   LTIP Highlights

     -   The LTIP Summary Plan Description

     -   The LTIP Plan Document

In short, the LTIP provides you with an opportunity to earn an incentive based on the attainment of predetermined objectives over a 3-year performance cycle. It is conceptually similar to the annual bonus plan, but with a longer performance period. With continued Committee support, we anticipate starting a new cycle each year.

The LTIP is an effective complement to our stock-based long-term incentive plans. We now have more flexibility to combine LTIP and stock-based incentives to create customized total compensation packages that best meet your needs and the needs of the Company.

YOUR TARGET AWARD AND PERFORMANCE OBJECTIVES

Your target award and your performance objectives for the 2005-2007 cycle are described in the enclosed Schedule. Any earned awards will be paid in early 2008.

                                    * * * * *

Please feel free to contact me directly at (480) 627-_____ if you have any questions.

Sincerely,

_______________